Exhibit 99.1

AN2 Therapeutics Reports Second Quarter 2025 Financial Results and Recent Business and Scientific Highlights

Cash, cash equivalents, and investments of $71.2 million at June 30,2025 and cash runway anticipated to fund operations into 2028

Menlo Park, CA – August 12, 2025 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the second quarter ended June 30, 2025.

“We saw continued momentum this quarter across our boron chemistry pipeline as we look to develop high-impact drugs that address serious and overlooked conditions. In our Chagas disease program, we recently dosed the first Phase 1 cohort and announced a collaboration with the Drugs for Neglected Diseases initiative that will rapidly advance preparations for our Phase 2 study and allow us to maintain critical investments in our other programs. In melioidosis, observational data shared this quarter underscore the acute lethality of this potential biothreat, emphasizing its potential danger to homeland security and to U.S. troops serving abroad. And in NTM, we presented preclinical data highlighting the therapeutic potential of epetraborole as a once daily oral treatment against M. abscessus, a disease with an 8-year all-cause mortality rate of 45% and burdensome IV treatments that are not FDA approved for the disease. We are actively exploring plans to initiate a proof-of-concept trial in M. abscessus and will provide an update in the coming months,” said Eric Easom, Co-Founder, Chairman, President, and CEO of AN2 Therapeutics.

Easom continued: “We are also excited about recent progress in our two oncology programs generated from our boron chemistry platform, where we expect to have two development candidates within the next 12 months—a 3rd generation wild-type sparing, pan mutant-inhibitor of PI3Kα and an ENPP1 inhibitor. We see ENPP1 as an emerging immuno-oncology target with significant market potential due to its ability to enable the host immune system by turning ‘cold’ tumors ‘hot’ and halt tumor metastasis. We believe boron chemistry may offer potential competitive advantages against these targets.”

Second Quarter & Recent Business Updates:

Chagas Disease

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Commenced dosing in Phase 1 FIH clinical trial of oral AN2-502998

In August, the Company announced that it has completed dosing the first single ascending dose cohort in a Phase 1 first in human clinical trial evaluating the safety, tolerability, and pharmacokinetics of oral AN2-502998 in healthy volunteers. Oral AN2-502998 is under development for chronic Chagas disease, an infectious disease caused by the parasite Trypanosoma cruzi (T. cruzi), which affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S. and over 100,000 in Europe. Parallel planning for a Phase 2 proof-of-concept study in patients with chronic Chagas disease is underway, and the Company expects to initiate this Phase 2 study in 2026. There are no FDA approved treatments for adults with chronic Chagas disease. The Company estimates peak annual sales potential of $1 billion, and priority review voucher eligibility if approved.
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Collaboration with DNDi for AN2-502998 clinical development in chronic Chagas disease

In July 2025, the Company announced a collaboration with the Drugs for Neglected Diseases initiative (DNDi) to advance the clinical development of AN2’s oral drug candidate AN2-502998. The collaboration provides AN2 with access to DNDi’s extensive clinical trial network and expertise in Chagas disease to rapidly advance Phase 2 planning. The operational efficiencies generated from this collaboration will allow the Company to conduct a cost-efficient Phase 2 trial and preserve capital for other critical pipeline programs.

Melioidosis

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Reported key findings from 200-patient observational study

Melioidosis is a highly lethal bacterial infection caused by Burkholderia pseudomallei and is recognized by the Centers for Disease Control and Prevention (CDC) as a bioterrorism agent, underscoring its potential use as a biological weapon and its ability to cause severe disease in civilian and military populations. It is endemic in warm tropical regions of the world including areas of the Mississippi Gulf Coast, Puerto Rico and the U.S. Virgin Islands and is a Nationally Notifiable Disease, designated by the CDC for monitoring, controlling and preventing serious U.S. public health disease.

In June, the Company announced key insights from its 200-patient observational study in acute melioidosis. Data from the study will inform and help optimize the design of a Phase 2 trial. The study, conducted in acute hospital settings, evaluated patients receiving standard of care antibiotics, IV meropenem or ceftazidime, tracking patients while in hospital and at 28 and 90 days. A death rate of nearly 40% (by day 90) was observed among confirmed melioidosis cases. Principal investigators observed that approximately 25% of screened patients died in the short period (~3-4 days) before a definitive diagnosis of infection was confirmed and enrollment completed. These deaths were not included in the topline mortality rate. These mortality findings highlight the serious impact of melioidosis - even with current standard of care treatment -the threat it poses as a potential bioterrorism agent, and the critical need for better treatment options. Discussions are underway with the U.S. government to fund Phase 2 development of epetraborole in acute melioidosis.

If approved for the treatment of melioidosis, the Company plans to seek a priority review voucher (through the medical countermeasure pathway) and could generate revenue from U.S. and other governmental stockpiling, as well as from use as treatment in disease-endemic countries, including the U.S.

Nontuberculous Mycobacteria (NTM) Lung Disease Caused by M. abscessus

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Presented data demonstrating epetraborole’s potent in vitro and in vivo activity in M. abscessus at the Nontuberculous Mycobacteria Conference at Colorado State University

In May 2025, the Company presented a poster at the Nontuberculous Mycobacteria Conference at the Colorado State University highlighting epetraborole’s potent in vivo activity against M. abscessus. The compound demonstrated an MIC90 that is 256-fold more potent than what was observed in the Phase 2/3 treatment-refractory NTM MAC study, reinforcing its potential as a candidate for this high-mortality condition. M. abscessus has an estimated all-cause 8-year mortality of 45% and current treatments involve burdensome IV therapies that lack FDA approval for the condition. The Company is evaluating the potential for a proof-of-concept study in M. abscessus and will provide an update on further development in the coming months.

Boron Chemistry Pipeline

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Continuing to advance boron chemistry compounds in oncology

The Company is pursuing a number of oncology targets where we believe boron chemistry offers a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties and IP, including initially ENPP1 and PI3Kα. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including CPSF3 (AN2-502998 and acoziborole) and LeuRS (epetraborole, ganfeborole and tavaborole) as well as other important FDA-approved molecules including Velcade for oncology and multiple recent beta lactamase inhibitors to address multi-drug resistant bacteria. The Company has discovered preclinical compounds with profiles that are sub-nanomolar, highly selective and have excellent oral pharmacokinetics. The Company anticipates advancing the first oncology compound into development later this year with potential clinical proof of concept data within the Company’s current cash runway. The Company expects to advance its second oncology compound into development in the first half of 2026.

Global Health

Through non-dilutive funding, the Company continues its efforts to tackle global health diseases, including tuberculosis and malaria, with projects that are currently funded by a grant from the Gates Foundation.

Selected Second Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2025 were $3.2 million, compared to $12.1 million for the same period during 2024 due to decreased clinical trial expenses, chemistry manufacturing and controls expenses, personnel-related expenses, consulting and outside services and other expenses, primarily related to termination of the EBO-301 clinical study and corporate restructuring activities in August 2024, partially offset by increases in preclinical and research studies and expenses related to start-up activities of the Phase 1 trial in Chagas disease.
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General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2025 were $4.0 million, compared to $3.7 million for the same period during 2024 due to increased professional and outside services expenses.
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Interest Income: Interest income for the second quarter of 2025 was $0.8 million, compared to $1.4 million for the same period in 2024 due to lower cash, cash equivalents and investment balances and lower interest rates in 2025 as compared to 2024.
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Net loss: Net loss for the second quarter of 2025 was $6.5 million, compared to $14.4 million for the same period during 2024.
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Cash Position: The Company had cash, cash equivalents and investments of $71.2 million at June 30, 2025. The Company projects that existing cash, cash equivalents and investments will sustain operations into 2028 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, melioidosis, and NTM lung disease caused by M. abscessus, along with programs focused on targets in oncology and infectious diseases. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential and competitive advantage of the Company’s boron chemistry platform; high-impact nature of the Company’s clinical programs; the Company’s approach to capital allocation and the availability of and plans to use non-dilutive funding, including the possibility that the U.S. government will not fund the Phase 2 and other future melioidosis trials; expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct and the timing of data and related announcements; the ability of non-human primate models to de-risk translation to human efficacy; market and sales potential; priority review voucher eligibility and registrational pathways; cash runway; continued global health programs; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions and statutory, regulatory and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results, the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued government funding of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$3,200	$12,149	$10,890	$26,804
General and administrative	4,016	3,731	7,863	7,372
Total operating expenses	7,216	15,880	18,753	34,176
Loss from operations	(7,216)	(15,880)	(18,753)	(34,176)
Interest income	754	1,445	1,642	3,123
Other income	—	—	—	1
Net loss	(6,462)	(14,435)	(17,111)	(31,052)
Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.48)	$(0.57)	$(1.04)
Weighted-average number of shares used in computing net loss per share, basic and diluted	30,172,328	29,824,725	30,113,321	29,794,001
Other comprehensive loss:
Unrealized loss on investments	(23)	(80)	(6)	(302)
Comprehensive loss	$(6,485)	$(14,515)	$(17,117)	$(31,354)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$18,220	$21,351
Short-term investments	44,696	62,267
Prepaid expenses and other current assets	4,608	2,644
Long-term investments	8,301	5,021
Other assets, long-term	—	804
Total assets	$75,825	$92,087

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,113	$3,317
Other current liabilities	4,870	6,921
Total liabilities	6,983	10,238
Stockholders’ equity	68,842	81,849
Total liabilities and stockholders’ equity	$75,825	$92,087